EXHIBIT 10.1


                              MANAGEMENT AGREEMENT


                                     between

                          CastlePoint Insurance Company

                                       and

                           Tower Risk Management Corp.



         This Agreement, entered into as of July 1, 2007 (the "Agreement") by and between CASTLEPOINT INSURANCE COMPANY, a property and casualty insurance company domiciled in New York (the "Company"), and TOWER RISK MANAGEMENT CORP., a New York corporation ("Manager"), each having offices located at 120 Broadway, New York, N.Y. 10271.

PREAMBLE

         WHEREAS, Company desires to appoint Manager as its manager for performing underwriting and claims and other services with respect to certain business, which includes but is not limited to Brokerage Business and business that is not Specialty Program Business and Insurance Risk-Sharing Business or Traditional Program Business, as set forth in this Agreement; and

         WHEREAS, Manager desires to perform such responsibilities;

         NOW, THEREFORE, Company and Manager, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1.       Appointment.

         Company does hereby nominate, constitute, and appoint Manager as non-exclusive manager for: (i) the soliciting, underwriting, quoting, binding, issuing, and servicing of such of the Company's insurance policies as the Company determines for time-to-time on Exhibit A (such insurance and any policies, contracts, binders, endorsements, certificates, agreements, or evidence of insurance, individually and collectively, will be referred to as "Policy" or "Policies" hereunder), which business includes, but is not limited to, Brokerage Business and business that is not Specialty Program Business and Insurance Risk Sharing Business or Traditional Program Business.

2. Authority. Manager is authorized to:

         2.1 Issue, or direct Company to issue, Policies subject to: (i) the scope and limits granted in Exhibit A attached hereto; (ii) the terms and conditions (including exclusions) of forms of Policies prescribed by Company;
(iii) applicable state insurance laws, rules, and regulations; (iv) the underwriting guidelines approved by Company; (v) Company's ultimate right to veto the solicitation, underwriting, quoting, binding, and issuing of any Policy by Manager; (vi) Company's ultimate right to cancel any Policy subject to applicable governmental regulatory requirements for cancellation and non-renewal; (vii) Company's ultimate right to veto the appointment by Manager of any agent, broker or producer, and the ultimate power of Company to cancel any such agency pursuant to Section 2.4; (viii) Company's right to approve all advertising with respect to the Policies in which Company's name is used.


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         2.2 Collect, account, receipt for, and remit premiums on Policies that
Manager writes on behalf of Company in accordance with Section 2.1 and to retain its provisional management fee and policy billing fees, if any, out of premiums so collected. Manager agrees to pay all costs and expenses of collection from insureds where premiums to be received by Manager pursuant to this Agreement are not paid in full by the insured. Manager agrees that all premiums, including return premiums received by Manager, are Company's property and will be paid over to the Company.

         2.3 Secure or obtain agents and producers to produce business. Company appointments will follow upon Manager providing evidence that the agents and producers are lawfully licensed to transact the type of insurance they are expected to write, are not serving on Company's or Manager's board of directors and complete Company's appointment process. The agents and producers must meet the applicable compliance regulations for licensure.

         2.4      Terminate agents and producers.

         2.5 Investigate and settle claims as provided in Section 10 below and establish reserves for such claims.

         2.6 Purchase and maintain in effect treaty and facultative reinsurance to limit Company's exposure on the Policies to the net amounts outlined in Exhibit A. Company shall reimburse Manager for the Company's proportionate share, but not greater than 15% of catastrophe reinsurance costs attributable to the business written by it.

3.       Performance.

         3.1 Manager hereby accepts the foregoing appointment and agrees faithfully to perform the duties thereof in a professional manner as an agent of Company and to obey promptly such reasonable instructions as it may receive from time to time from Company in accordance with this Agreement.

         3.2 If Manager commits a material breach of this Agreement, Company may, as one remedy but not as an exclusive remedy, require its own employees or designated representatives to carry out Manager's duties hereunder. Manager shall reimburse Company for Company's reasonable expenses, including salaries, incurred for having Company's employees or representatives perform such duties or, at Company's option, Manager shall pay such employees or representatives directly. Such reimbursement or direct payments shall be made by Manager within five (5) days after Manager's receipt of invoices of such expenses.


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4.       Fees.

          Manager shall receive a management fee quarterly for the foregoing services ("Management Fees") during each calendar year of this agreement (or part thereof) equal to (A) the management fee percentage for such year (as set forth below) (the "Management Fee Percentage") times (B) the amount of Subject Written Premium on Policies managed by Manager for Company, net of return premiums. "Subject Written Premium" shall mean direct written premium net of specific, aggregate and property catastrophe excess of loss reinsurance costs. It is expressly agreed that the Management Fee Percentage payable to the manager shall be reduced by any expenses attributable to boards, bureaus and taxes that are required to be paid by Company. The provisional Management Fee Percentage shall be 34%.

         Such Management Fee Percentage shall be subject to adjustment until all losses for a given year have been settled (or deemed settled as set forth below). Within sixty (60) days following the end of each year, Company shall calculate the Net Loss Ratio for each year that remains open and shall forward copies of such calculations to Manager. The Management Fee Percentage shall be increased nine-tenths of a percentage point for every percentage point by which the Net Loss Ratio is below 61% up to a maximum Management Fee Percentage of 36%, and decreased nine-tenths of a percentage point for every percentage point by which the Net Loss Ratio exceeds 61%, subject to a minimum Management Fee Percentage of 31% as follows:

             Net Loss Ratio                  Management Fee Percentage
             --------------                  -------------------------
             64.33% or higher                    31.0
             64                                  31.3
             63                                  32.2
             62                                  33.1
             61                                  34.0
             60                                  34.9
             59                                  35.8
             58.78 or lower                      36.0


The parties will settle amounts due within ten (10) days thereafter. The Net Loss Ratio for each year shall be deemed to be finalized six (6) years following the close of such year or at any time before six (6) years by mutual agreement of the parties.

         For the purposes of this paragraph 4, "Net Loss Ratio" shall mean, for any period of time, the ratio of Net Losses incurred during such period to Net Premium Earned for such period, where "Net Losses" means, for any period of time, any and all amounts that the Company is required to pay to or on behalf of insureds for insurance claims made under its Policies including loss adjustment expenses, after the application of any applicable reinsurance.

5.       Territory.

         Manager's authority to solicit, quote, underwrite, bind, issue, or service Policies extends only to insureds or prospective insureds located in the states specified in Exhibit A attached hereto, subject to: (i) the applicable licensing authority of Company, (ii) Company having made and received approval of all necessary regulatory filings and (iii) Manager obtaining licenses if required for activities conducted by Manager pursuant to this Agreement.


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6. Representations and Warranties of Manager. On the effective date hereof, during the term of this Agreement, and for any period described in Section 14.5, Manager hereby represents and warrants to Company as follows:

         6.1 Laws and Licenses. Manager has complied and will comply with all applicable laws, rules, and regulations. Manager shall provide current copies of Manager's licenses, which will be maintained in Company's records. Company will appoint Manager in all applicable states. Manager will obtain and maintain at its own expense all licenses required for it to perform this Agreement.

         6.2 No Breach. This Agreement is a valid and binding obligation of Manager. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not breach or conflict with Manager's by-laws or certificate of incorporation, nor with any agreement, covenant, or understanding (oral or written) to which Manager is bound, and will not adversely affect the application for issuance or the validity of any license of Manager.

         6.3 Status. Manager is a duly organized and validly existing corporation in the State of New York.

         6.4 Authorization. The execution, delivery, and performance of this Agreement by Manager have been duly and properly authorized by it.

7. Representations and Warranties of Company. On the effective date hereof, during the term of this Agreement, and for any period described in Section 14.5, each Company hereby represents and warrants to Manager as follows:

         7.1 Laws and Licenses. Company has complied and will comply with all applicable laws, rules and regulations and shall, whenever necessary, obtain and maintain at its own expense all licenses required for it to perform this Agreement.

         7.2 No Breach. This Agreement is a valid and binding obligation of Company. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not breach or conflict with Company's by-laws or articles of incorporation, nor with any agreement, covenant, or understanding (oral or written) to which Company is bound, and will not adversely affect the application for issuance or the validity of any license of Company.

         7.3 Status. Company is a duly organized and validly existing corporation in the State of New York.

         7.4 Authorization. The execution, delivery, and performance of this Agreement by Company have been duly and properly authorized by it.


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8. Duties and Responsibilities. Subject to Company's supervision and instructions, Manager agrees to perform the following duties and services in addition to those otherwise enumerated in this Agreement with regards to Policies it manages hereunder:

         8.1 Solicit, underwrite, quote, bind, issue, secure proper countersignature when required by applicable laws, and service Policies on behalf of Company.

         8.2 Cancel Policies issued or underwritten by Manager in accordance with the terms of the Policies and applicable state regulations.

         8.3 Issue Policies only on forms approved by Company and filed with and approved by regulatory authorities wherever such filing and approval is required.

         8.4 Underwrite and issue Policies in accordance with the premium rates and underwriting criteria and guidelines as approved by Company.

         8.5 Investigate and settle claims as provided in Section 10 below and establish reserves for such claims.

         8.6 Maintain at Manager's expense data processing systems and equipment, an office or offices and a staff of employees sufficient in number and qualifications to perform the duties set forth in this Agreement.

         8.7 Pay to Company any fines imposed by regulatory authorities, taxation authorities, and their agents for data collection and advisory organizations, due to late filing or poor quality of data provided by Manager.

         8.8 Pay to Company any fines imposed by regulatory authorities upon Company due to the use of unapproved forms or rates by Manager or due to other market conduct violations caused by Manager's willful misconduct.

         8.9 Maintain separately for Company and each other insurer with which Manager does business, complete and current records and accounts, including underwriting files, which Manager shall retain in accordance with Section 12 and any applicable laws.

         8.10 Refund within sixty (60) days of the end of each calendar month, return commissions on Policy cancellations or premium reduction, in each case at the same rate at which such commissions were originally retained.

         8.11 Collect, account and receipt for premiums on Policies that Manager writes on behalf of Company in accordance with Section 2.1, and return premiums to policyowners, as necessary. Manager shall promptly remit premiums collected on Company's behalf, less return premium, reinsurance costs and Management Fees, to Company.

         8.12 Hold all monies, including premiums, return premiums, and monies received by Manager, in a fiduciary capacity for Company. Except as otherwise authorized by this Agreement, Manager shall maintain such monies in a separate and segregated bank account in a bank that is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation. This account shall not be used for any purpose other than payments to or on behalf of Company. Any investment income produced from this bank account is the property of Manager.


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         8.13     Comply with all regulatory requirements including, but not limited to, the cancellation, non-renewal, or conditional renewal of policies.

         8.14 Return upon demand after termination of this Agreement, all unused Policies, forms, and other property furnished to Manager by Company. Such items remain the property of Company. Manager shall fully cooperate with and assist Company in recovering such items from third parties, if any.

         8.15 Exercise Manager's authority through authorized employees of Manager or its affiliates.

         8.16 Exercise exclusive and independent control of Manager's time and conduct.

9.       Limitations of Authority.

         Notwithstanding the foregoing, all underwriting services provided to Company by Manager shall be based upon the written criteria, standards and guidelines of Company which shall retain the final authority over underwriting decisions including, but not limited to, acceptance, rejection, cancellation and termination of risks.

10.      Claims.

         10.1 Manager shall or shall arrange to investigate, negotiate, and settle all Policy claims or losses on behalf of Company; however, Manager shall obtain the prior approval of Company before handling and settling any Policy claim or loss which is in excess of One Hundred Thousand Dollars ($100,000) gross incurred loss. Manager shall determine coverage for claims; however, Manager shall obtain the prior written approval of Company for the handling of litigation in which the Company is named as a defendant or claims in which Manager seeks declaratory relief on behalf of Company. All claims or losses shall be reported in monthly statements pursuant to Section 11 below. In addition, Manager shall immediately notify Company in writing of any claim or loss as Company requests upon receiving notice or knowledge of: (i) any Policy claim or loss in excess of Two Hundred Fifty Thousand Dollars ($250,000) gross incurred loss; or (ii) any loss regardless of incurred dollar amount involving the following: fatalities; brain stem/brain damage injuries; spinal cord injuries; heart attacks; severe, non-accumulative hearing loss; severe, non-accumulative vision loss; amputation of major body part; paraplegia; quadriplegia; serious burns (i.e. second or third degree and/or burns over 50% of the body); non-union, compound, comminuted, serious fractures; injury to the spine or pervasive nerve damage; class action suits; allegations of criminal conduct by an insured or allegations of criminal conduct by an insured or allegations of criminal conduct on the insured's premises; bad faith claims or suits; demands in excess of policy limits; actual or alleged violations of the Deceptive Trade Practices Act; actual or alleged violations of the applicable State Insurance Codes; actual or alleged violation of law by Manager; or litigation naming Company as a defendant. In determining gross incurred loss, Manager shall consider the facts and circumstance of the claim or loss, Manager's analysis of the insured's liability for the claim or loss, Manager's analysis of damages resulting from the claim or loss and Manager's analysis of the applicability of coverage for the claim or loss. These individually reported claims or losses should be updated semi-annually and more frequently upon the occurrence of any material change in any claim or loss or any information previously reported to Company. Company shall be immediately notified if Manager is closing a file on a reported claim or loss and of the reason for this file closure. Failure to promptly notify Company of claims under this Section 10.1 shall be considered a material breach of this Agreement and subject to all the remedies provided herewith.


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         10.2 Whenever Manager shall deem it prudent to engage legal counsel or loss adjusters to protect Company's interest regarding claims or losses, such services shall be provided only by qualified attorneys-at-law and/or licensed loss adjusters selected by Manager, who have substantial experience in the handling of claims litigation of the type involved. Upon execution of this Agreement, Manager shall submit to Company for approval a list of the attorneys and loss adjusters it intends to use. Such list shall be considered approved unless Company objects to any of such firms or individuals within fourteen (14) days after receipt of such list. Any provision hereof to the contrary notwithstanding, it is agreed that, with respect to any claim or loss of any amount, Manager shall promptly furnish Company, or its designee, any additional claim or loss information requested by Company with respect to a claim or loss pertaining to any Policy covered by this Agreement, and it is further agreed with respect to any claim or loss of any amount as follows:

                  a. Company may assign an attorney of its own choice to assume the defense of any claim or loss reported to Company and, in the event an attorney has already been employed by Manager, the service of such attorney which has already been employed by Manager shall be terminated by Manager forthwith and Manager shall waive any conflict of interest that may have been created by such attorney's employment by Manager.

                  b. In the event that Company is named as a defendant in any lawsuit, Manager shall, as soon as it has notice or knowledge of such lawsuit, immediately give written notice thereof to Company accompanied by a copy of the complaint and any court papers related to such lawsuit.

         10.3 All claims services provided to Company by Manager shall be based upon the written criteria, standards and guidelines of Company which shall retain the final authority over claims decisions including, but not limited to, payment and non-payment of claims.

         10.4 The Company will establish a bank account to fund claim payments on its policies managed by Manager. Manager shall be made an authorized signatory on, and shall pay claims out of such account. Manager shall not be obligated to pay claims unless such account is sufficiently funded by the Company.

11. Accounting and Reporting Procedures.

         Manager shall:

         Within thirty (30) days after the end of each month, remit to Company all premiums collected on Policies issued under the terms of this Agreement, less the provisional management fee due to Manager in accordance with Exhibit A attached hereto. Manager may not offset balances due to Company hereunder against balances due Manager under any other contract with Company;


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                  On behalf of Company supply accounting, underwriting, and
claim bordereaux with copies to Company, pursuant to these terms and conditions;

                  With regard to business placed by Manager with Company hereunder, furnish to Company, in electronic format, within thirty (30) days after the end of each quarter a report of written, earned, and unearned premiums; losses and loss adjustment expenses paid and outstanding; loss and loss adjustment expenses incurred; commissions earned by Manager;

                  Provide detail and summary reports, in an electronic or printed medium, as are required to meet all reporting requirements of state regulatory or taxation authorities, their managers for data collection, and advisory organizations including but not limited to:

                  a. Within thirty (30) days of the close of the calendar quarter: direct premiums (written and earned); in force premiums; policy counts (written and in force); direct losses and loss adjustment expenses including subrogation (paid and reserved); number of claims open, closed with payment, and closed without payment; as prescribed by state regulatory authorities.

                  b. Within thirty (30) days of the close of the calendar quarter: direct written premium, losses, and loss adjustment expense including subrogation (paid and reserved) transaction data as prescribed by advisory organizations providing loss cost and policy forms.

                  c. Thirty (30) days prior to the prescribed deadline: the reports of direct premiums (written and earned), losses, and loss adjustment expenses including salvage and subrogation (paid and reserved) as required by state regulatory data collection agents, including but not limited to financial calls, unit statistical data, summary statistical data, and detailed claim information for National Council on Compensation Insurance (NCCI), Insurance Services Office
         (ISO), and National Association of Independent Insurers (NAII), and various state-specific reporting requirements as necessary.

                  By the first business day of February of each year, Manager shall provide Company with any information Company may require in order to complete its statutory financial statements for the prior year. Company shall notify Manager of the material information required by December 31 of the prior year.

12. Books and Records.

         Manager shall keep such books and records as may be (i) reasonably requested by Company; or (ii) required by law, rulings, or orders of the insurance departments of the states having jurisdiction over: (a) Manager or Manager's business or (b) any Policies. Manager shall make such books and records available for examination, audit, and copying by the insurance departments of such states and by Company, or by their authorized representatives. Company shall have the right to examine and review at any reasonable time all books, records, files, and papers, including, but not by way of limitation, claim files and underwriting files maintained and kept by Manager which relate to this Agreement and the Policies. Manager shall institute and maintain retention and disposal systems for claim files and underwriting files in accordance with procedures and requirements as prescribed by law. All books and records of Manager shall be maintained at the principal place of business of Manager and shall be complete, accurate, and up-to-date, and shall reflect all monies paid or received by Agent and all transactions of Manager pursuant to this Agreement. Anything to the contrary notwithstanding, all of the books, records, files, and papers maintained and kept by Manager relating to underwriting and claims matters involving this Agreement or the Policies, shall be and remain the sole and exclusive property of Company except that upon termination of this Agreement, all right, title, and interest in and to all Policy renewals or expirations and all records with respect to renewals and expirations shall automatically and irrevocably transfer to and vest in Manager provided Manager has accounted for and has made payments of all amounts due Company and continues to do so.


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13.      Indemnification.

         13.1 Manager shall indemnify and hold harmless Company from and against all losses, damages, costs, expenses, claims, fines, penalties, or liabilities of any description suffered by Company with respect to Manager on any Policies issued or underwritten by Manager, including, without limitation, any attorney's fees, in connection with or arising out of: (i) any violations by Manager of laws, rules, or regulations to which it is subject; (ii) any material breach of any warranty or representation of Manager made in this Agreement or any other material breach of this Agreement by Manager; or (iii) any willful misconduct, gross negligence, or misrepresentation, of Manager or of it officers, directors, employees, agents, sub-producers, or independent contractors.

         13.2 Company shall indemnify and hold harmless Manager from and against all losses, damages, costs, expenses, claims, fines, penalties, or liabilities of any description suffered by Manager with respect to Company on any Policies issued or underwritten by Company, including, without limitation, any attorney's fees, in connection with or arising out of: (i) any violations by Company of laws, rules, or regulations to which it is subject; (ii) any breach of any warranty or representation of Company made in this Agreement or any other breach of this Agreement by Company; or (iii) any alleged or actual misconduct, negligence, misrepresentation, or other acts or failures to act of Company or of it officers, directors, employees, agents, sub-producers, or independent contractors.

14. Termination of Agreement.

         14.1 This Agreement shall continue until terminated in accordance with Sections 14.2 through 14.6 below.

         14.2 This Agreement may be terminated immediately by either party upon giving written notice to the other party via electronic, certified or registered mail in the event of:

                  a. The misappropriation by either party of any funds or property belonging to the other party;

                  b. The fraud, gross negligence, or willful misconduct of the other party;


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                  c. The license or certificate of authority of the other party in their state of domicile is canceled, non-renewed or suspended by any public authority;

                  d. An assignment by the other party for the benefit of creditors; the dissolution or liquidation of the other party; the appointment of a conservator, receiver, or liquidator for a substantial part of the other party's property; the institution of bankruptcy, insolvency, or similar proceedings by or against the other party;

                  e. Material breach by the other party of any provision of this Agreement;

                  f. If any law or regulation of the federal, state, or local government of any jurisdiction in which the other party is doing business shall render illegal or invalid any transaction contemplated by this Agreement, or any term of this Agreement, this Agreement may be terminated insofar as it applies to such jurisdiction by either party giving notice to the other party to such effect or by either party giving notice to the other party to such effect;

                  g. Change in ownership of ten percent (10%) or more of the outstanding voting stock of the other party, sale or transfer of the other party's assets, merger of the other party, or change or resignation of any principal officer or director of the other party;

                  h. The licenses required of the other party for it to perform under this Agreement expire, are terminated, or are not valid pursuant to the law of the State in which the other party is transacting business on behalf of either party.

         14.3 This Agreement may be terminated at any time by the Company if the Reinsurance covering the business under this agreement is cancelled, terminated or expired.

         14.4 This Agreement may be terminated at any time by mutual written agreement, or upon sixty (60) days prior written notice by either Company or Manager.

         14.5 If at any time either party sends notice of termination to the other party as provided in Section 14.2 above or the Agreement is otherwise terminated as provided herein, the Manager shall not solicit, underwrite, quote, bind, or issue any Policies or renew any existing Policies for which the inception date or renewal date falls after the effective date of termination of this Agreement, nor shall Manager cancel and rewrite any existing Policies.

         14.6 Unless otherwise indicated by this Agreement or either party otherwise notifies the other party in writing, Manager's duties and responsibilities under this Agreement shall survive termination of this Agreement until such time as all Policies issued, underwritten, or serviced by Manager pursuant to this Agreement have expired and all known losses under such Policies have been paid or settled, have run off or otherwise have been disposed of in the judgment of Company, all incurred but not reported loss reserves have been reduced to zero, and any amounts owed to Company by others has been paid. The only compensation Manager shall receive for its performance of its duties hereunder (both during and after the term of this Agreement) is set forth in
Section 4.


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         14.7 Upon termination of the Agreement, Manager shall, unless notified in writing to the contrary by Company:

                  a. Continue to represent Company for the purpose of servicing Policies placed by Manager with Company which are in force on, or renewed at Company's election, or as required by law, after the date of termination of this Agreement, and Manager shall continue to receive its normal compensation for such services.

                  b. Issue and countersign appropriate endorsements on Policies in force, provided that without prior written approval of Company, such endorsement shall not increase nor extend Company's liability nor extend the term of any Policy.

                  c. Collect and receipt for premiums and retain commissions out of premiums collected as full compensation.

         14.8 Any notice issued pursuant to this Section shall be effective on the day after it is received by Manager.

15. Suspension of Manager's Authority.

         15.1 In lieu of terminating this Agreement, Company may give written notice to Manager that Company is immediately suspending Manager's authority in its entirety or in any particular state to bind new or renewal business, change any existing Policy and/or settle any claim during the pendency of any of the following events:

                  a. Manager is delinquent in payment of any monies due Company;

                  b. Any dispute exists between Manager and Company regarding the existence of any of the events listed in Section 14.2;

         15.2 Such suspension shall remain in effect until such delinquency is cured or dispute is resolved and Manager receives written notification from Company to that effect. If such delinquency is not cured within fifteen (15) days from the date of receipt of written notification by Manager of such delinquency, Company may exercise its right to terminate this Agreement under
Section 14.2.

         15.3 Unless otherwise notified in writing to the contrary by Company, Manager's obligation under this Agreement shall continue during the suspension of Manager's authority under this Agreement.

         15.4 Any notice of suspension issued pursuant to this Section shall be effective immediately.

16. Ownership of Expirations.

         The use and control of expirations of the Policies will remain the property of Manager; and Company will not, without consent of Manager, (a) refer or communicate to any other agent or broker, Company's records of insureds, expiration dates and other material information relating to specific risks except for loss or claims information specifically requested by the insured or the insured's authorized representative nor (b) use such material information relating to specific risks for purposes of solicitation.


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17. Mediation; Arbitration and Injunctive Relief.

         17.1 If any dispute arises between Company and Manager with reference to the interpretation, performance, or breach of this Agreement (whether the dispute arises before or after termination of this Agreement) such dispute, if not resolved by the parties, must be submitted to non-binding mediation. If such dispute is not resolved by non-binding mediation within sixty (60) days it will then be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

         17.2 One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails for any reason to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator. If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the United States District Court having jurisdiction over the geographical area in which the arbitration is to take place, or if that court declines to act, the state court having general jurisdiction in such area.

         17.3 All arbitrators shall be active or retired disinterested officials of insurance or reinsurance companies not under the control or management of either party to this Agreement and will not have personal or financial interests in the result of the arbitration.

         17.4 Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures, and schedules for hearings.

         17.5 The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Arbitration shall take place in New York, New York. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of New York. The decision of any two arbitrators when rendered in writing shall be final and binding. The panel is empowered to grant interim relief as it may deem appropriate.

         17.6 The panel shall interpret this Agreement as an honorable engagement rather than merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance businesses within sixty (60) days following the termination of the hearing unless the parties consent to an extension. Judgment upon the award may be entered in any court having jurisdiction thereof.

         17.7 Punitive damages will not be awarded. The arbitrators may, however, at their discretion award such other costs and expenses as they deem appropriate, including but not limited to attorneys' fees, the cost of arbitration, and arbitrators' fees, to the extent permitted by law.

         17.8 It is understood and agreed that in the event of any breach or threatened breach, Company may apply to a court of competent jurisdiction for, and shall be entitled to, injunctive relief from such court, without the requirement of posting a bond or proof of damages, designed to cure existing breaches and to prevent a future occurrence or threatened future occurrence of like breaches on the part of Manager. It is further understood and agreed that the remedies and recourses herein provided shall be in addition to, and not in lieu of, any other remedy or recourse which is available to Company either at law or in equity in the absence of this paragraph including without limitation the right to damages.

18. Miscellaneous.

18.1 This Agreement may be revised by mutual agreement of Manager and Company and such revision shall be evidenced by a written agreement duly executed by authorized representatives of Manager and Company, which specifies the effective date thereof. Any amendment to which section 1505 of the New York Insurance Laws is applicable shall be resubmitted to the Superintendent of Insurance in accordance with the provisions of that section.

18.2 Manager shall not have authority to represent Company on any exclusive basis with respect to any policy form, line, or class or subclass of business, unless otherwise authorized in writing by Company.

18.3 Manager shall not commit Company to any expenses or obligations not specifically provided for herein without the prior written permission of Company. Company shall reimburse Manager for expenses and costs incurred by Manager which are not in the ordinary course of business and which Company has specifically approved.

18.4 Company shall have the right to oversee and supervise the operation of this Agreement, including but not limited to the right at all reasonable times to have access to and to copy at Company's expense Manager's books and records as they relate to this Agreement, which rights shall survive the termination or expiration of this Agreement. The director or commissioner of insurance of any state where Manager issues Policies on behalf of Company shall have at all reasonable times the right of access to all books, records, and bank account of Manager in a form usable by such official.

18.5 During the term of this Agreement, Manager shall obtain and maintain in full force and effect, at its expense, fidelity insurance with a minimum policy limit of $1,000,000, errors and omissions insurance with a minimum policy limit of $2,000,000, directors and officers insurance with a minimum policy limit of $2,000,000, and general liability insurance with a minimum policy limit of $1,000,000 and on such terms as are reasonably acceptable to Company. Manager shall furnish Company with copies of the certificates of insurance for such insurance, and shall not cancel or amend any such insurance without Company's prior written consent.

18.6 Manager shall provide to Company, copies of its quarterly financial reports and annual audited financial reports.

18.7 If Manager fails in any respect to fulfill its duties and responsibilities under this Agreement, then the expense incurred by Company in order to fulfill Manager's duties and responsibilities under this Agreement will be fully reimbursed by Manager.

18.8 This Agreement may not be directly or indirectly assigned by either party in whole or in part, nor may Manager appoint a sub managing general Manager.

18.9 Any provision of this Agreement which conflicts with applicable law or regulation will be amended to the minimum extent necessary to effectuate compliance with such law or regulation.

18.10 Manager is an independent contractor, not an employee of Company, and nothing in this Agreement shall be construed to create an employer/employee relationship between Company and Manager.

18.11 This Agreement shall be construed in accordance with the laws of the State of New York.

18.12 Neither Company nor Manager shall disclose material details of this Agreement and the Policies without the prior consent of the other party. However, this restriction will not apply to disclosures made by Company or Manager to its agents, producers, shareholders, policyholders, auditors, accountants, arbitrators, legal counsel, or other third parties as required in the ordinary course of business, nor to disclosures required by arbitration panels, governmental agencies, regulatory authorities, or courts of law.

18.13 Failure of either party to enforce compliance with any term or condition of this Agreement shall not constitute a waiver of such term or condition. No waiver of any breach or default hereunder shall be valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

18.14 Manager acknowledges and agrees that it will benefit from this Agreement and that a breach by it of the covenants contained herein would cause Company irreparable damages that could not adequately be compensated for only by monetary compensation. Manager shall notify Company in writing via electronic, certified or registered mail, within five (5) days if there is a change in ownership of ten percent (10%) or more of the outstanding voting stock of Manager, sale or transfer of all Manager's assets, merger of Manager, or change of any principal officer or director of Manager including, but not limited to, resignation.

18.15 Any notice or other communications required or permitted hereunder shall be sufficiently given if sent by electronic, certified or registered mail, postage prepaid, if to Company, addressed to Tower Risk Management Corp., 120 Broadway, 31st Floor, New York, New York, 10271, Attention: Stephen Kibblehouse, General Counsel, and if to Company addressed to CastlePoint Insurance Company., 120 Broadway, 30th Floor, New York, NY 10271, Attention: General Counsel or such other address as notified by either party to the other.

18.16 Notwithstanding any other provisions of this Agreement, the business and affairs of Company shall be managed by its board of directors, and, to the extent delegated by the board, by its appropriately authorized officers. The board of directors and officers of Manager shall not have any management prerogatives with respect to the business affairs and operations of the Company.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                                 TOWER RISK MANAGEMENT CORP.



                                                 By:     /s/ Frank Colalucci
                                                    ----------------------------
                                                 Title: Sr VP and CFO



                                                 CASTLEPOINT INSURANCE COMPANY



                                                 By:     /s/  Joel Weiner
                                                    ----------------------------
                                                 Title:    Sr VP and CFO

EXHIBIT A

SCHEDULE OF AUTHORITY
---------------------

Manager is only authorized to accept or bind business, as defined in Section A below, subject to the amounts and stipulations indicated below. Amounts in excess of the authorized limits or classifications must be referred to Company for review and approval prior to binding.



         A. GROSS NET WRITTEN PREMIUM LIMIT. A maximum of $100,000,000 unless Manager obtains the prior written consent of Company. Gross Net Written Premium shall mean gross written premium of Company less returned premium for cancellations and reductions.

         B. POLICY LIMITS, COVERAGE CLASSIFICATIONS AND MAXIMUM NET LINES (after treaty and facultative reinsurance).



         --------------------------------------------- -------------------------------- -----------------------------
         Coverage                                      Limit                            Maximum Net Lines
         --------------------------------------------- -------------------------------- -----------------------------
         Property                                      $50 Million or TBA               $1 Million per risk/per
         (including Equipment Breakdown)                                                occurrence
         --------------------------------------------- -------------------------------- -----------------------------
         General Liability and Auto Liability          $1 Million per Occurrence / $2   $1 Million per occurrence
                                                       Million Aggregate
         --------------------------------------------- -------------------------------- -----------------------------
         Workers' Compensation                         Statutory                        $1 Million per occurrence
         Employer's Liability                          $1 Million
         --------------------------------------------- -------------------------------- -----------------------------
         Excess and Umbrella Liability                 $10 Million                      $250,000 per occurrence
         --------------------------------------------- -------------------------------- -----------------------------


The above coverages are provided on ISO forms and on certain independent manuscript forms to be agreed.

Other classifications of insurance may be written on Company's insurance policies subject to Company's prior approval.

         C. TERRITORIAL LIMITATIONS. Manager shall not issue any policy in any jurisdiction other than the authorized states defined as those states in which Company is licensed and has filed and approved rates and policies. Company at its own discretion may limit or revoke Manager's authority as regards any particular state.